Exhibit 99.1

Corporate Communications • 10001 Six Pines Drive • The Woodlands, Texas 77380 • www.cpchem.com

Contact: Kammy Reece

Chevron Phillips Chemical Company LP

Phone: 832.813.4838

E-mail: reecekn@cpchem.com

New Director Elected to Chevron Phillips Chemical Company LLC Board

THE WOODLANDS, TEXAS (April 13, 2006) – Chevron Phillips Chemical Company LLC (Chevron Phillips Chemical) announced the election of Philip L. Frederickson of ConocoPhillips to its Board of Directors effective April 12, 2006. Frederickson is replacing Jim W. Nokes who is retiring from ConocoPhillips.

Frederickson is executive vice president, planning, strategy and corporate affairs for ConocoPhillips. He joined Conoco in 1978 and held several senior positions in the United States and Europe in varied areas of the business, including refining and marketing operations, strategy and portfolio management, and business development. Frederickson was senior vice president of corporate strategy and business development for Conoco Inc. from 2001 to 2002 and executive vice president, commercial for ConocoPhillips from 2002 to 2006 before assuming his current position.

Frederickson has a bachelor of science degree in industrial engineering from Texas Tech University and is a member of the American Institute of Industrial Engineers. He also serves on the Board of Directors for Duke Energy Field Services and Theatre Under The Stars.

About Chevron Phillips Chemical

With assets of almost $7 billion, Chevron Phillips Chemical Company LLC with its affiliates is one of the world’s top producers of olefins and polyolefins and a leading supplier of aromatics, alpha olefins, styrenics, specialty chemicals, piping and proprietary plastics. The company produces chemicals that are essential to manufacturing over 70,000 consumer and industrial products. For more information about Chevron Phillips Chemical, visit www.cpchem.com.

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